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                                                                     EXHIBIT 5.1


                           WILMER, CUTLER & PICKERING



                              2445 M STREET, N.W.
                          WASHINGTON, D.C. 20037-1420
                           TELEPHONE: (202) 668-6000
                           FACSIMILE: (202) 663-6363



                                 April 30, 1998


U.S. Office Products Company
1025 Thomas Jefferson Street, N.W.
Suite 600 East
Washington, D.C. 20007

    Re: U.S. Office Products Company Exchange Offer Registration Statement on Form S-4

Dear Ladies and Gentlemen:

    We have acted as counsel to U.S. Office Products Company, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to an exchange offer (the "Exchange Offer") pursuant to which the Company is offering to exchange up to $143,750,000 principal amount of its outstanding 5 1/2% Convertible Subordinated Notes due 2001 (the "Notes") for up to 8,889,920 shares of Common Stock of the Company, par value $0.001 per share (the "Shares").

    For the purposes of this opinion, we have examined copies of the following documents:

    1.  The Registration Statement;

    2.  The Certificate of Incorporation of the Company;

    3.  The Bylaws of the Company; and

    4. The Resolutions of the Board of Directors of the Company adopted March 24, 1998.

    In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

    This opinion is limited to the laws of the United States and the Delaware General Corporation Law. We are members of the Bar of the State of Maryland and the District of Columbia and do not hold ourselves out as being experts in the laws of any other jurisdiction. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

    Based upon, subject to, and limited by the foregoing, we are of the opinion that (i) the Shares have been lawfully and duly authorized, and (ii) the Shares to be issued by the Company, when issued and
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U.S. Office Products Company


April 30, 1998


Page 2

delivered in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable.


    We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement on April 30, 1998, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.


    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                          Sincerely,


                                WILMER, CUTLER & PICKERING

                                By:             /s/ THOMAS W. WHITE
                                     ------------------------------------------
                                              Thomas W. White, partner